Exhibit 99

1700 Lincoln Street, Suite 4700 Denver, CO 80203-4547 Phone: 303-837-1661 FAX: 303-861-4023

News Release

Company Contact: Brandon Day	May 4, 2022
Title: Investor Relations Director	For immediate release
Phone: 303-390-4969
Email: Brandond@whiting.com

Whiting Petroleum Reports First Quarter 2022 Financial and Operating Results

Denver, May 4, 2022 – Whiting Petroleum Corporation (NYSE: WLL) (“Whiting” or the “Company”) today announced first quarter 2022 results.

First Quarter 2022 Financial Highlights

●	Revenue was $527 million for the quarter ending March 31, 2022
●	Net loss (GAAP) was $37 million or $0.95 per diluted share
●	Adjusted net income (non-GAAP) was $185 million or $4.61 per diluted share
●	Adjusted EBITDAX (non-GAAP) was $248 million
●	Net cash provided by operating activities (GAAP) was $209 million
●	Adjusted free cash flow (non-GAAP) was $150 million
●	March 31, 2022 debt was $50 million

Whiting and Oasis Merger Update

On March 7, 2022, Whiting and Oasis Petroleum Inc. (“Oasis”) entered into an agreement to combine in a merger of equals transaction (the “proposed transaction”). This proposed transaction is expected to create a premier Williston Basin energy company with top-tier assets, significant scale and enhanced free cash flow generation to return capital to shareholders. The completion of the proposed transaction, which is expected to occur in the second half of 2022, remains subject to the approval of Whiting and Oasis stockholders and the satisfaction of other customary closing conditions.

First Quarter 2022 Results

Revenue for the first quarter of 2022 increased $53 million to $527 million when compared to the fourth quarter of 2021, primarily due to increased commodity prices between periods.

Net loss for the first quarter of 2022 was $37 million, or $0.95 per share, as compared to net income of $292 million, or $7.34 per share, for the fourth quarter of 2021.  Adjusted net income (non-GAAP) for the first quarter of 2022 was $185 million, or $4.61 per diluted share, as compared to $168 million, or $4.23 per diluted share, for the fourth quarter of 2021.  The primary difference between net income and adjusted net income for all periods is non-cash expense related to the change in the value of the Company’s hedging portfolio.

The Company’s adjusted EBITDAX (non-GAAP) for the first quarter of 2022 was $248 million compared to $226 million for the fourth quarter of 2021.  Net cash provided by operating activities was $209 million in the first quarter and adjusted free cash flow (non-GAAP) was $150 million.

Adjusted net income, adjusted net income per share, adjusted EBITDAX and adjusted free cash flow are non-GAAP financial measures.  Please refer to the end of this release for disclosures and reconciliations regarding these measures.

Production for the first quarter averaged 89.0 thousand barrels of oil equivalent per day (MBOE/d) compared to the previous quarter of 92.8 MBOE/d.  The decrease was primarily due to transitory downstream impacts related to ethane recovery during the quarter.  Oil production averaged 52.4 thousand barrels of oil per day (MBO/d) which remained consistent compared to 52.9 MBO/d in the fourth quarter 2021.  Subsequent to the first quarter of 2022, adverse winter weather reduced the productive capacity of the Williston Basin.  While the near-term impact on production is meaningful, the Company’s previous 2022 annual guidance of 91.0 to 95.0 MBOE/d remains intact.

Capital expenditures in the first quarter of 2022 were $91 million compared to the fourth quarter 2021 spend of $66 million.  During the quarter, the Company drilled 17 gross/12.4 net operated wells and turned in line 11 gross/6.6 net operated wells.  As of March 31, 2022, the Company has 32 gross (22.8 net) drilled uncompleted wells.

Lease operating expense (LOE) for the first quarter of 2022 was $73 million compared to $62 million in the fourth quarter of 2021.  The increase was primarily due to a combination of inflationary costs as well as more workovers.  General and administrative expenses in the first quarter of 2022 were $19 million compared to $15 million in the fourth quarter of 2021.  The first quarter of 2022 included approximately $6.1 million of costs related to the proposed merger with Oasis.  The first quarter of 2022 and the fourth quarter of 2021 included approximately $4 million and $3 million, respectively, of non-cash stock compensation costs.  Oil differentials as compared to WTI for the first quarter of 2022 were wider than expected due to prior period revenue adjustments related to the reallocation of leaseholds near the Missouri River.  Whiting expects the oil differential to improve throughout the remainder of the year resulting in an annual average within the previous guidance.

Liquidity

As of December 31, 2021, the Company had a borrowing base of $750 million on its revolving credit facility with $50 million of borrowings and unrestricted cash of $0.2 million, resulting in total liquidity of $700 million, net of outstanding letters of credit.  Whiting expects to continue to fund its 2022 operations and its dividend fully within operating cash flow.

Closing of Previously Announced Acquisition

On March 17, 2022, Whiting completed the previously announced acquisition of additional interests in oil and gas properties located in Mountrail County, North Dakota for an aggregate unadjusted purchase price of $240 million. This transaction was funded with cash on hand and borrowings under the Company’s revolving credit facility.

Commodity Price Hedging

The Company uses commodity hedges in order to reduce the effects of commodity price volatility and to satisfy the requirements of its credit facility.  The following table summarizes Whiting’s hedging positions as of April 29, 2022:

					Weighted Average
Settlement Period	Index	Derivative Instrument	Total Volumes	Units	Swap Price	Floor	Ceiling
Crude Oil
2022 (1)	NYMEX WTI	Fixed Price Swaps	2,750,000	Bbl	$78.08	-	-
2022 (1)	NYMEX WTI	Two-way Collars	8,722,000	Bbl	-	$47.28	$57.72
Q1-Q2 2023	NYMEX WTI	Fixed Price Swaps	1,172,000	Bbl	$76.79	-	-
Q1-Q3 2023	NYMEX WTI	Two-way Collars	3,443,500	Bbl	-	$46.75	$58.87
		Total	16,087,500
Natural Gas
2022 (1)	NYMEX Henry Hub	Fixed Price Swaps	9,054,000	MMBtu	$3.59	-	-
2022 (1)	NYMEX Henry Hub	Two-way Collars	12,804,000	MMBtu	-	$2.60	$3.20
Q1 2023	NYMEX Henry Hub	Fixed Price Swaps	1,800,000	MMBtu	$4.25	-	-
Q1-Q3 2023	NYMEX Henry Hub	Two-way Collars	8,799,000	MMBtu	-	$2.85	$3.57
		Total	32,457,000
Natural Gas Basis (2)
2022 (1)	NNG Ventura to NYMEX	Fixed Price Swaps	1,985,000	MMBtu	$0.21	-	-
Q1-Q2 2023	NNG Ventura to NYMEX	Fixed Price Swaps	5,920,000	MMBtu	$0.40	-	-
		Total	7,905,000
NGL - Propane
2022 (1)	Mont Belvieu	Fixed Price Swaps	13,461,000	Gallons	$1.06	-	-
2022 (1)	Conway	Fixed Price Swaps	46,200,000	Gallons	$1.04	-	-
Q1 2023	Conway	Fixed Price Swaps	7,560,000	Gallons	$1.16	-	-
		Total	67,221,000

(1)Includes settlement periods of April through December 2022.

(2)

The weighted average price associated with the natural gas basis swaps shown in the table above represents the average fixed differential to NYMEX as stated in the related contracts, which is compared to the Northern Natural Gas Ventura Index (“NNG Ventura”) for each period.  If NYMEX combined with the fixed differential as stated in each contract is higher than the NNG Ventura index price at any settlement date, the Company receives the difference.  Conversely, if the NNG Ventura index price is higher than NYMEX combined with the fixed differential, the Company pays the difference.

Selected Operating and Financial Statistics

	Three Months Ended
	March 31,	December 31,
	2022	2021
Selected operating statistics:
Production
Oil (MBbl)	4,720	4,871
NGLs (MBbl)	1,692	1,946
Natural gas (MMcf)	9,575	10,303
Total production (MBOE)	8,008	8,535
Average prices
Oil (per Bbl):
Price received	$91.05	$75.75
Effect of crude oil hedging (1)	(26.73)	(20.38)
Realized price	$64.32	$55.37
Weighted average NYMEX price (per Bbl) (2)	$94.52	$77.00
NGLs (per Bbl):
Price received	$34.40	$28.74
Effect of NGL hedging (3)	(1.67)	(2.08)
Realized price	$32.73	$26.66
Natural gas (per Mcf):
Price received	$3.37	$3.68
Effect of natural gas hedging (4)	(1.31)	(2.15)
Realized price	$2.06	$1.53
Weighted average NYMEX price (per MMBtu) (2)	$4.49	$5.13
Selected operating metrics:
Sales price, net of hedging ($ per BOE)	$47.29	$39.53
Lease operating ($ per BOE)	9.05	7.31
Transportation, gathering, compression and other ($ per BOE)	0.84	0.80
Depreciation, depletion and amortization ($ per BOE)	6.15	5.76
General and administrative ($ per BOE)	2.32	1.79
Production and ad valorem taxes (% of sales revenue)	7%	7%

(1)

Whiting paid $126 million and $99 million in pre-tax cash settlements on crude oil hedges during the three months ended March 31, 2022 and December 31, 2021, respectively.  Refer to “Commodity Price Hedging” above for a summary of Whiting’s outstanding hedges.

(2)	Average NYMEX prices weighted for monthly production volumes.
(3)

Whiting paid $3 million and $4 million in pre-tax cash settlements on NGL hedges during the three months ended March 31, 2022 and December 31, 2021, respectively.  Refer to “Commodity Price Hedging” above for a summary of Whiting’s outstanding hedges.

(4)

Whiting paid $13 million and $22 million in pre-tax cash settlements on natural gas hedges during the three months ended March 31, 2022 and December 31, 2021, respectively.  Refer to “Commodity Price Hedging” above for a summary of Whiting’s outstanding hedges.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”).

	Three Months Ended
	March 31,	December 31,
	2022	2021
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$526,856	$473,408
Total operating expenses	621,392	177,379
Total other (income) expense, net	(64,394)	2,940
Net income (loss)	(37,429)	292,179
Per basic share	(0.95)	7.47
Per diluted share	(0.95)	7.34
Adjusted net income (1)	184,723	168,493
Per basic share	4.71	4.31
Per diluted share	4.61	4.23
Adjusted EBITDAX (1)	248,477	226,356
Net cash provided by operating activities	208,608	213,914
Adjusted free cash flow (1)	150,379	156,269

(1)	Reconciliations of net income (loss) to adjusted net income and adjusted EBITDAX and net cash provided by operating activities to adjusted free cash flow are included later in this news release.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$208	$41,245
Accounts receivable trade, net	333,318	279,865
Prepaid expenses and other	13,626	17,158
Total current assets	347,152	338,268
Property and equipment:
Oil and gas properties, successful efforts method	2,642,670	2,274,908
Other property and equipment	63,351	61,624
Total property and equipment	2,706,021	2,336,532
Less accumulated depreciation, depletion and amortization	(301,516)	(254,237)
Total property and equipment, net	2,404,505	2,082,295
Other long-term assets	38,218	37,368
TOTAL ASSETS	$2,789,875	$2,457,931
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$102,321	$48,641
Revenues and royalties payable	212,892	258,527
Accrued capital expenditures	55,572	38,914
Accrued liabilities and other	44,077	30,726
Accrued lease operating expenses	28,547	32,408
Taxes payable	30,544	18,864
Derivative liabilities	506,868	209,653
Total current liabilities	980,821	637,733
Long-term debt	50,000	-
Asset retirement obligations	95,094	93,915
Operating lease obligations	14,067	14,710
Long-term derivative liabilities	33,454	46,720
Other long-term liabilities	706	1,228
Total liabilities	1,174,142	794,306
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 500,000,000 shares authorized; 39,241,584 issued and outstanding as of March 31, 2022 and 39,133,637 issued and outstanding as of December 31, 2021	39	39
Additional paid-in capital	1,196,169	1,196,607
Accumulated earnings	419,525	466,979
Total equity	1,615,733	1,663,625
TOTAL LIABILITIES AND EQUITY	$2,789,875	$2,457,931

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,
	2022	2021
OPERATING REVENUES
Oil, NGL and natural gas sales	$520,216	$462,842
Purchased gas sales	6,640	10,566
Total operating revenues	526,856	473,408
OPERATING EXPENSES
Lease operating expenses	72,505	62,393
Transportation, gathering, compression and other	6,760	6,801
Purchased gas expense	5,538	8,997
Production and ad valorem taxes	37,893	31,885
Depreciation, depletion and amortization	49,233	49,201
Exploration and impairment	2,200	2,666
General and administrative	18,585	15,273
Derivative (gain) loss, net	428,678	(4,530)
Loss on sale of properties	-	4,693
Total operating expenses	621,392	177,379
INCOME (LOSS) FROM OPERATIONS	(94,536)	296,029
OTHER INCOME (EXPENSE)
Interest expense	(2,278)	(3,426)
Bargain purchase gain	66,270	-
Other income	402	486
Total other income (expense)	64,394	(2,940)
INCOME (LOSS) BEFORE INCOME TAXES	(30,142)	293,089
INCOME TAX EXPENSE	7,287	910
NET INCOME (LOSS)	$(37,429)	$292,179
INCOME (LOSS) PER COMMON SHARE
Basic	$(0.95)	$7.47
Diluted	$(0.95)	$7.34
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	39,204	39,132
Diluted	39,204	39,819

Non-GAAP Financial Measures

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted Net Income

(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,
	2022	2021
Net income (loss)	$(37,429)	$292,179
Adjustments:
Loss on sale of properties	-	4,693
Impairment expense	1,282	1,577
Bargain purchase gain	(66,270)	-
Total measure of derivative (gain) loss reported under U.S. GAAP	428,678	(4,530)
Total net cash settlements paid on commodity derivatives during the period	(141,538)	(125,426)
Adjusted net income (1)	$184,723	$168,493
Adjusted net income per share, basic (1)	$4.71	$4.31
Adjusted net income per share, diluted (1) (2)	$4.61	$4.23

(1)	Adjusted net income and adjusted net income per share are non-GAAP measures. Management believes they provide useful information to investors for analysis of Whiting’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income and adjusted net income per share should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.
(2)	For the three months ended March 31, 2022, the Company included the dilutive effect of approximately 695,000 unvested stock awards and 128,000 outstanding warrants in computing adjusted net income per share, diluted, which were excluded from the GAAP calculation of diluted loss per share due to their anti-dilutive effect.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDAX

(in thousands)

	Three Months Ended
	March 31,	December 31,
	2022	2021
Net income (loss)	$(37,429)	$292,179
Interest expense	2,278	3,426
Income tax expense	7,287	910
Depreciation, depletion and amortization	49,233	49,201
Total measure of derivative (gain) loss reported under U.S. GAAP	428,678	(4,530)
Total cash settlements paid on commodity derivatives during the period	(141,538)	(125,426)
Non-cash stock-based compensation	4,038	3,237
Impairment expense	1,282	1,577
Bargain purchase gain	(66,270)	-
Loss on sale of properties	-	4,693
Adjusted EBITDA (1)	247,559	225,267
Exploration expense	918	1,089
Adjusted EBITDAX (1)	$248,477	$226,356

(1)

Adjusted EBITDA and Adjusted EBITDAX are non-GAAP measures.  These measures are presented because management believes they provide useful information to investors for analysis of the Company’s performance.  Adjusted EBITDA and Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

(in thousands)

	Three Months Ended
	March 31,	December 31,
	2022	2021
Net cash provided by operating activities	$208,608	$213,914
Changes in working capital	32,633	8,550
Accrued capital expenditures	(90,862)	(66,195)
Adjusted free cash flow (1)	$150,379	$156,269

(1)

Adjusted free cash flow is a non-GAAP measure.  This measure is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions and development activity and reduce its borrowings outstanding under its revolving credit facility.  This measure should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The Company is unable to present a reconciliation of forward-looking adjusted free cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable.  Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.  The Company believes that forward-looking estimates of adjusted free cash flow are important to investors because they assist in the analysis of its ability to generate cash from its operations.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company engaged in the development, production and acquisition of crude oil, NGLs and natural gas primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that Whiting believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding the proposed transaction with Oasis, any statements regarding the expected timetable for completing the proposed transaction, the results, effects, benefits and synergies of the proposed transaction, including statements relating to free cash flow and returns of capital to investors, future opportunities for the combined company, Whiting’s future financial position, business strategy, projected production, cash flows, revenues, costs, capital expenditures and debt levels, the effect of acquisitions and divestitures and plans, dividends and other forms of return of capital, and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “guidance,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to, risks associated with:

●	declines in, or extended periods of low oil, NGL or natural gas prices;
●	the occurrence of epidemic or pandemic diseases, including the coronavirus pandemic;
●	any impact of the ongoing Russian-Ukrainian conflict on the global energy markets and geopolitical stability;
●	action or inaction of the Organization of Petroleum Exporting Countries and other oil exporting nations to set and maintain production levels;
●	hedging muting the impacts of improvements in commodity prices on our results;
●	regulatory developments, including the potential shutdown of the Dakota Access Pipeline and new or amended federal, state and local initiatives relating to the regulation of hydraulic fracturing, air emissions and other aspects of oil and gas operations that could have a negative effect on the oil and gas industry and/or increase costs of compliance;
●	the geographic concentration of Whiting’s operations;
●	Whiting’s inability to access oil and gas markets due to market conditions or operational impediments;
●	adequacy of midstream and downstream transportation capacity and infrastructure;
●	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services;
●	adverse weather conditions that may negatively impact development or production activities;
●	potential losses and claims resulting from Whiting’s oil and gas operations, including uninsured or underinsured losses;
●	lack of control over non-operated properties;
●	cybersecurity attacks or failures of Whiting’s telecommunication and other information technology infrastructure;
●	revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors;
●	inaccuracies of Whiting’s reserve estimates or Whiting’s assumptions underlying them;
●	impact of negative shifts in investor sentiment and public perception towards the oil and gas industry and corporate governance standards;
●	climate change issues;

●	litigation and other legal proceedings;
●	the risk that a condition to closing of the proposed transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the proposed transaction might be delayed or not occur at all;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
●	the diversion of management time on transaction-related issues;
●	the ultimate timing, outcome and results of integrating the operations of Whiting and Oasis;
●	the ability of the combined company to realize anticipated synergies in the timeframe expected or at all;
●	changes in capital markets and the ability of the combined company to finance operations in the manner expected;
●	regulatory approval of the proposed transaction;
●	the anticipated impact of the proposed transaction on the combined company’s results of operations, financial position, growth opportunities and competitive position; and
●	the possibility that stockholders of Oasis may not approve the issuance of new shares of Oasis common stock in the proposed transaction or that stockholders of Whiting may not approve the merger agreement.

Additional factors that could cause results to differ materially from those described above can be found in Whiting’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and Whiting’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which is on file with the SEC and available on Whiting’s website at www.whiting.com under the “Investor Relations” tab, and in other documents Whiting files with the SEC; and in Oasis’ Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the SEC and available on Oasis’ website at www.oasispetroleum.com under the “Investors” tab, and in other documents Oasis files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Whiting does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Whiting and Oasis. The proposed transaction will be submitted to stockholders of Whiting and stockholders of Oasis for their consideration and approval at a special meeting of the respective stockholders of each. In connection with the proposed transaction, Oasis has filed with the SEC a Registration Statement on Form S-4 of Oasis (the “Registration Statement”) that includes a preliminary joint proxy statement/prospectus to be distributed to the stockholders of Whiting and the stockholders of Oasis in connection with the solicitation of proxies for the vote of the respective stockholders of each in connection with the proposed transaction and other matters as described in such proxy statement. After the Registration Statement has been declared effective by the SEC, Whiting and Oasis intend to mail a definitive joint proxy statement/prospectus (the “Definitive Proxy Statement”) and other relevant documents to their respective stockholders as of the record date established for voting on the proposed transaction. Investors and security holders of Whiting and Oasis are each advised to read the Registration Statement and any amendments thereto, the Definitive Proxy Statement, once available, and other relevant documents to be filed by Whiting and Oasis with the SEC in connection with Whiting’s and Oasis’ solicitation of proxies for their respective special meetings of stockholders to be held to approve the proposed transaction, because the Registration Statement contains, and the Definitive Proxy Statement and such other relevant documents, once available, will contain important information about the proposed transaction and the parties to the proposed transaction. Stockholders will also be able to obtain copies of the Registration

Statement, the Definitive Proxy Statement, and other relevant documents filed by Whiting and Oasis with the SEC (when they become available), without charge, at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Whiting are available free of charge at Whiting’s website at www.whiting.com under the “Investor Relations” tab or by directing a request to: Investor Relations Department at (303) 837-1661 or BrandonD@whiting.com. Copies of documents filed with the SEC by Oasis are available free of charge at Oasis’ website at www.oasispetroleum.com under the “Investors” tab or by directing a request to: Oasis’ Investor Relations Department at (281) 404-9600 or ir@oasispetroleum.com.

Participants in the Solicitation

Whiting and Oasis and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Whiting’s stockholders and Oasis’ stockholders in connection with the proposed transaction. Information regarding the directors, executive officers, other members of management, and employees of Whiting and Oasis is set forth in the Registration Statement, and certain of the filings of Whiting and Oasis made subsequent to the date of the Registration Statement. Additional information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Whiting’s stockholders and Oasis’ stockholders in connection with the proposed transaction is set forth in the Registration Statement, and will be set forth in the Definitive Proxy Statement and other materials when they are filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.